Rackspace Names Fred Reichheld
to Board of Directors

Reichheld Brings Loyalty Expertise to Rackspace

SAN ANTONIO -- Nov. 20, 2008 -- Rackspace Hosting, Inc. (NYSE: RAX), the world's leading hosting services provider, today announced that it has appointed Fred Reichheld, Bain & Company Fellow and Founder of Bain's Loyalty practice, to Rackspace's Board of Directors.

"Rackspace has grown to be the leader in the IT hosting space through its focus on providing Fanatical Support® to our customers," said Lanham Napier, president and CEO, Rackspace Hosting. "We are honored to have one of the world's most respected loyalty experts as a member of our Board of Directors. Fred will guide us on deepening our customers' loyalty to us by continually improving the service experience that Rackspace provides."

Reichheld joined Bain in 1977 and was elected to the partnership in 1982. In January 1999, he was elected by the firm to become the first Bain Fellow. Reichheld's pioneering work has quantified the linkage between loyalty, profits, and growth. He is the author of three best selling business books including The Loyalty Effect, Loyalty Rules and The Ultimate Question and eight Harvard Business Review articles on the subject. Reichheld is a graduate of Harvard College and Harvard Business School.

About Rackspace Hosting

As the world's leader and specialist in hosting, Rackspace Hosting is changing the way businesses worldwide buy IT. Rackspace delivers computing-as-a-service, integrating the industry's best technologies into a flexible service offering, making computing more reliable and affordable. A trusted partner to companies of all sizes, Rackspace enables IT departments to be more effective. Rackspace is distinguished by its award-winning Fanatical Support®, furthering the company's mission to be one of the world's greatest service companies. Rackspace is recognized as one of FORTUNE Magazine's 100 Best companies to work for, ranking number 32 on the 2008 list. Rackspace's portfolio of hosted IT services includes managed hosting (www.rackspace.com), email hosting (www.mailtrust.com) and cloud hosting (www.mosso.com). For more information on Rackspace Hosting please visit www.rackspace.com or call 800-961-2888.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning anticipated operational and financial benefits from Rackspace strategies related to additions or changes in leadership, any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the continuation of the current difficult economic conditions or further fluctuations, disruptions, instability or downturns in the economy, the effectiveness of managing company growth, infrastructure failures, technological and competitive factors, regulatory factors, and other risks that are described in our Form 10-Q for the quarter ended September 30, 2008, which was filed with the SEC on November 10, 2008. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:

Media Relations
Annalie Drusch, 210-312-7290
media@rackspace.com